Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
MAO & COMPANY, CPAS, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2010, with respect to the consolidated balance sheet of Tri-Tech Holding Inc. as of December 31, 2009 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended. We also consent to the reference to our Firm under the captions “Experts” in such Registration Statement.

/s/ MAO & COMPANY, CPAS, INC.

July 28, 2011